Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

PALTALK, INC.

Paltalk, Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware, by its duly authorized officer, does hereby certify that:

1. This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as amended, originally filed with the Delaware Secretary of State on July 19, 2005 (the “Certificate of Incorporation”).

2. The Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Certificate of Incorporation to change the name of the Corporation to “Intelligent Protection Management Corp.” and (ii) declaring such amendment to be advisable and in the best interest of the Corporation.

3. Upon this Certificate of Amendment becoming effective, Article First of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FIRST: The name of the corporation shall be: Intelligent Protection Management Corp.”

4. Upon this Certificate of Amendment becoming effective, the Certificate of Incorporation is hereby amended by replacing all headings containing the words “PALTALK, INC.” with “INTELLIGENT PROTECTION MANAGEMENT CORP.”

5. This Certificate of Amendment has been duly approved by the Board of Directors of the Corporation in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 2nd day of January, 2025.

PALTALK, INC.,
a Delaware corporation

/s/ Jason Katz
Jason Katz
Chief Executive Officer